Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Caps Record Year With
Significant Increase in Fourth Quarter Coal Revenues

•	Coal sales revenues in fourth quarter increase 18% from 2007; margin per ton rises 38%
•	Net income for full year reaches new high of $165.5 million, compared with $27.7 million in 2007
•	Coal sales volumes of 28.3 million tons for full year nearly match 2007 volumes; metallurgical sales reach new high of 11.9 million tons despite 37% drop in December shipments
•	Alpha closes out 2008 with total available liquidity of $969 million including $676 million in cash and cash equivalents on hand

ABINGDON, Va., Feb. 5, 2009—Alpha Natural Resources, Inc. (NYSE: ANR) reported an 18 percent improvement in fourth quarter coal sales revenues and record financial results for the full year despite a marked contraction in coal demand in the final month of 2008.

For the three months ended Dec. 31, 2008, coal revenues reached $518.8 million, compared with $439.3 million in the fourth quarter of 2007. The company recorded income from continuing operations before income taxes of $11.1 million including net charges in the amount of $26.9 million. After a negative income tax charge in the amount of $20.3 million, Alpha incurred a net loss of $4.2 million or $0.06 per diluted share. The various charges and credits are explained below. Comparably, net income in the fourth quarter of 2007 was $5.7 million, or $0.09 per diluted share.

Earnings from continuing operations before interest, taxes, depreciation, depletion and amortization (EBITDA) for the most recent quarter totaled $57.4 million, compared with $60.0 million in the same period of 2007. A reconciliation of EBITDA from continuing operations to income from continuing operations, the most closely related GAAP measure, is provided in a table included with the accompanying financial schedules.

Results for the quarter ended Dec. 31, 2008 include the following items:

•
an unrealized loss of $36.2 million resulting from the change in the fair value of derivative instruments (diesel fuel swaps and put options and forward coal contracts), compared with an unrealized gain of $6.7 million in the comparable period of 2007;

•	a charge of $30.2 million related to closure of the Whitetail Kittanning mine complex, which was announced on December 3;
•	a charge of $12.3 million for adjustments made to fulfill obligations on a utility coal contract, which was recorded as a reduction of coal revenues;
•	an impairment charge of $4.5 million related to Alpha’s equity investment in the Excelven joint venture in Venezuela;
•
a net gain of $56.3 million reflecting proceeds less transaction costs from the $70 million payment received from Cliffs Natural Resources Inc. upon termination of its planned merger with Alpha, as reported on Nov. 17;

•	an income tax charge of $20.3 million to increase the valuation allowance for deferred tax assets (see “Fourth Quarter Financial Results”).

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One Alpha Place * P.O. Box 2345 * Abingdon, Virginia 24212 * 866-322-5742 * 276-619-4410 * www.alphanr.com

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Record shipments of metallurgical coal, which is an essential raw material for making steel, and positive pricing momentum throughout the majority of 2008, are chiefly what drove Alpha’s record 2008 performance. For the full year 2008, Alpha posted coal sales revenues of $2.2 billion, a new high, up from $1.65 billion in 2007. Other revenues reached $55.0 million in 2008, compared with $33.2 million in 2007.  Net income of $165.5 million was up substantially from $27.7 million in 2007. EBITDA from continuing operations of $405.5 million in 2008 was also a new high for Alpha and a 71 percent improvement from $236.9 million recorded the preceding year.

“Alpha had an outstanding year in 2008, from safety performance to earnings to building our cash and total available liquidity, which is approaching one billion dollars,” said Michael Quillen, Alpha’s chairman and CEO. “We’re fortunate to have a very sound balance sheet as this industry navigates through a troubled economy.”

Kevin Crutchfield, Alpha’s president, added that the global financial crisis and economic slowdown have precipitated deep cuts in worldwide steel production. “There have been no less than 80 separate production cuts announced by steel companies since October, a development that dramatically reduced their raw material requirements at the end of 2008,” Crutchfield said. “Such draconian actions create a lot of short-term pain, but also hopefully accelerate the eventual recovery in iron and steel production as apparent demand outgrows available supply. Still, there’s no denying that our expectations are tempered and outlook cautious as we enter 2009.”

Quarterly Financial & Operating Highlights
(in millions, except per-share and per-ton amounts)

	Q4 2008	Q4 2007		Q3 2008
Coal revenues	$518.8	$439.3	*	$623.0
Net income (loss)	$(4.2)	$5.7		$69.9
Earnings (loss) per diluted share	$(0.06)	$0.09		$0.97
Income (loss) from continuing operations	$(5.1)	$6.4		$64.9
EBITDA from continuing operations	$57.4	$60.0		$117.0
Tons of coal produced and processed	5.5	5.8		5.8
Tons of coal sold	6.4	7.5		7.3
Coal margin per ton	$12.63	$9.12	*	$21.43

A reconciliation of EBITDA from continuing operations to income from continuing operations is included in the notes accompanying the financial schedules

*Adjusted from amounts reported in prior periods to exclude changes in the presentation of fair value of derivative instruments, which are now recorded as a component of costs and expenses, to conform to current year income statement presentation. The adjustments have no effect on previously reported income from operations or net income.

Fourth Quarter Financial Performance from Continuing Operations

•
Total revenues, which include freight and handling revenues that are offset in their entirety as a cost, were $593.8 million, a 16 percent improvement over the fourth quarter of 2007. While the company sold 14 percent less tons of coal, average pricing was up sharply, leading to an 18 percent increase in coal sales revenues from the comparable period in 2007. Other revenues increased 73 percent to $16.1 million, mostly because of higher road construction and third-party coal processing revenues, income from machine rebuilds and coal terminaling fees at Dominion Terminal Associates.

•	Income from continuing operations before taxes was $11.1 million in the quarter just ended, including the net charges mentioned above that totaled $26.9 million.

•
Depreciation, depletion and amortization (DD&A) in the quarter just ended was $41.2 million compared with $42.0 million last year. Selling, general and administrative (SG&A) expenses for the most recent quarter were $1.9 million lower than last year.

•	Interest expense (net) of $5.2 million was $4.1 million lower than the fourth quarter of 2007, as interest costs have declined following the repayment of Alpha’s 10% senior notes earlier this year.

•
Income tax expense for continuing operations was $16.2 million versus $2.3 million in the fourth quarter of 2007. In the quarter just ended, Alpha recorded an income tax charge of $20.3 million to increase the valuation allowance for its deferred tax assets, reflecting the company’s expectation that it will be subject to the impact of alternative minimum tax on the company’s deferred income tax assets.

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Fourth Quarter Production and Sales from Continuing Operations

•
The company’s coal margin per ton, a key profitability measure, was $12.63 for the quarter just ended, compared with $9.12 the prior year. Unit margins per ton declined from the third to the fourth quarter of 2008 from $21.43 to $12.63 due to product mix, with a lower proportion of metallurgical sales (39 percent of total sales versus 43 percent in the third quarter) coupled with higher unit costs. The average realized price per ton for the quarter of $80.58 was a 37 percent increase over the same period in 2007, but 6 percent less than the peak price level achieved in the third quarter of 2008.

•
Produced and processed tons (representing production from company, contractor-operated mines and purchased coal processed at our plants) were 269,000 tons lower quarter-over-quarter. Sequentially, produced and processed tons were down 5 percent from the third quarter to the fourth quarter of 2008. Surface mining operations were hampered by comparatively high overburden ratios in the most recent quarter while reduced clean ton production impacted underground operations. Alpha’s coal purchases in the fourth quarter of 2008 totaled 1.1 million tons, at an average cost per ton of $91.08, compared with 1.5 million tons of purchased coal in the fourth quarter of 2007 at an average cost of $49.21. Sequentially, coal purchases were down 12 percent from the third to the fourth quarter of 2008.

•
Coal sales volumes of 6.4 million tons for the quarter just ended were 14 percent lower than the prior year and represented the lowest sales level since the first quarter of 2005. The primary reasons for the decline were sharply lower domestic metallurgical sales (down 325,000 tons or 30 percent) and thermal coal shipments (down 642,000 tons or 14 percent). In early December, Alpha announced that customers were asking the company to defer  scheduled fourth quarter shipments of metallurgical coal. Although December 2008 metallurgical shipments dropped 37 percent, or more than 350,000 tons, from the prior December, metallurgical coal revenues for the full quarter were nearly 50 percent above last year’s levels due to higher realizations.

•
The company’s average cost of coal sales per ton in the most recent quarter increased 37 percent from the comparable period in 2007, and 6 percent sequentially. Produced and processed costs were impacted by higher sales-related costs (primarily royalties and severance taxes), lower clean coal yields and higher mine supply costs. Starting in late 2008, costs began to decline sharply for some major supply categories such as diesel fuel and steel roof support products.

Quarterly Production and Sales Data
(in thousands, except per-ton amounts)

	Q4 2008	Q4 2007		% Change	Q3 2008	% Change	2008	2007		% Change
Production
Produced/processed	5,496	5,765		(5%)	5,788	(5%)	23,548	24,203		(3%)
Purchased	1,074	1,458		(26%)	1,223	(12%)	4,818	4,189		15%
Total	6,570	7,223		(9%)	7,011	(6%)	28,366	28,392		0%

Tons Sold
Steam	3,926	4,568		(14%)	4,151	(5%)	16,415	17,565		(7%)
Metallurgical	2,512	2,919		(14%)	3,117	(19%)	11,899	10,980		8%
Total	6,438	7,487		(14%)	7,268	(11%)	28,314	28,545		(1%)

Coal revenue/ton
Steam	$50.97	$49.36	*	3%	$52.26	(2%)	$51.23	$48.75	*	5%
Metallurgical	$126.87	$73.24		73%	$130.25	(3%)	$115.85	$72.07		61%
Total	$80.58	$58.67	*	37%	$85.70	(6%)	$78.38	$57.72	*	36%

Cost of coal sales/ton¹
Alpha Mines	$60.18	$48.95	*	23%	$58.33	3%	$56.01	$46.79	*	20%
Contract Mines²	$77.51	$53.36		45%	$75.89	2%	$70.87	$51.56		37%
Total produced and processed	$62.93	$49.63	*	27%	$60.89	3%	$58.14	$47.59	*	22%
Purchased	$91.08	$49.21	*	85%	$81.51	12%	$75.13	$50.74	*	48%
Total	$67.95	$49.55	*	37%	$64.27	6%	$61.08	$48.05	*	27%

Coal margin per ton³	$12.63	$9.12	*	38%	$21.43	(41%)	$17.30	$9.67	*	79%

1. Excludes changes in fair value of derivative instruments, freight & handling costs, cost of other revenues, DD&A, SG&A, gain on sale of coal reserves and mine closure cost/asset impairment charges.
2. Includes coal purchased from third parties and processed at our plants prior to resale.
3. Coal revenue per ton less cost of coal sales per ton.

*Adjusted from amounts reported in prior periods to exclude changes in the presentation of fair value of derivative instruments, which are now recorded as a component of costs and expenses, to conform to current year income statement presentation. The adjustments have no effect on previously reported income from operations or net income.

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Full-Year Results from Continuing Operations

•
Alpha recorded record total revenues of $2.55 billion in 2008, a $668.3 million increase (35 percent) from the previous year. EBITDA from continuing operations of $405.5 million was a new high for the company, up $168.6 million from 2007.

•
Company and contractor production (produced and processed) totaled 23.5 million tons in 2008, down 655,000 tons (3 percent) from last year. Alpha increased coal purchases by 15 percent in 2008 to capitalize on persistent spot market demand for metallurgical coal throughout much of the year.

•
With export shipments rising by more than 1 million tons from the previous year, Alpha reached a new high for metallurgical sales of 11.9 million tons in 2008 compared with 11.0 million tons the year before. Thermal coal shipments of 16.4 million tons were down 7 percent for the year. The company’s unit cost of coal sales for the full year 2008 was $61.08, up 27 percent from 2007, while the average unit realization rose 36 percent to $78.38 per ton. As a result, Alpha’s coal margin per ton for 2008 increased by 79 percent to $17.30, a new high.

Full-Year Results from Discontinued Operations

•
As reported in the third quarter of 2008, the company sold its interest in Gallatin Materials LLC, a lime manufacturing business, on Sept. 26, 2008, and the results of that business are reported as discontinued operations for all periods presented. Income from discontinued operations in 2008 was $4.2 million and consisted of a loss from operations of $7.8 million, net of minority interest; a gain in the amount of $13.6 million from the sale of Alpha’s interest in Gallatin; and income tax expense of $1.6 million.

Liquidity and Capital Resources

Cash provided by operations for the fourth quarter of 2008 was $122.2 million, including the net gain of $56.3 million related to the termination of the Cliffs Natural Resources transaction discussed above. This compares with $62.5 million in the fourth quarter of 2007. For the full year, Alpha’s cash flow from operations more than doubled to $458.0 million, from $225.7 million the prior year.

Capital expenditures for the quarter just ended totaled $24.1 million and $137.8 million for the full year 2008. That compares with $24.9 million and $126.4 million for the comparable periods in 2007.

As of Dec. 31, 2008, Alpha had available liquidity of $968.6 million, subject to limitations under its credit facility, including cash of $676.2 million and $292.4 million available under the company’s credit facility. Total debt outstanding at the end of 2008 was $539.1 million, compared with $446.9 million at the end of 2007.

Recent Developments

•
Alpha’s safety metrics improved for the fourth consecutive year in 2008, culminating in zero lost-time accidents in the month of December. The company-wide lost-time accident rate for the full year was 20 percent better than the prior year and 39 percent better than the rate for similar mining operations. Alpha’s underground mines have achieved a lower lost-time accident rate than MSHA’s nationwide average for each of the last three years.

•
On Nov. 17, Alpha announced that it had agreed with Cliffs Natural Resources Inc. to terminate a definitive merger agreement under which Cliffs would have acquired all outstanding shares of Alpha. Both companies also approved settlement of litigation brought by Alpha in Delaware Chancery Court. The terms of the settlement agreement included a $70 million payment from Cliffs to Alpha.

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•
Alpha subsidiary Kingwood Mining Co., LLC announced on Dec. 3 that it would cease mining operations in February 2009 at the Whitetail Kittanning underground mine in West Virginia. Production from the mine was approximately 1.1 million tons last year. The decision to close the mine and support facilities resulted from geologic conditions, including adverse roof conditions, and regulatory requirements that rendered the coal seam unmineable at the location.

Outlook

Given the duress most sectors of the global economy are suffering, and the potential impact on energy demand, Alpha’s immediate priorities entering 2009 are to maintain margins, preserve cash flows and the company’s sound financial position, and monitor creditworthiness of suppliers and customers.

Alpha begins 2009 with nearly 12 million tons, or 90 percent, of planned thermal coal production committed and priced for 2009 at an average realization per ton approximately $19 higher than the average for 2008. Included in the total is some 200,000 tons committed in the last three months of 2008 at an average price of approximately $83 per ton.

Though steel production worldwide slipped 24 percent in the final quarter of 2008, Alpha believes that coke batteries that use metallurgical coals are, in general, operating at higher capacity levels than steel blast furnaces. Some indicators in the steel sector have turned favorable in the first weeks of 2009. For example, steel service center inventories in the U.S. dropped 22 percent from August to the end of the year and stood at 15-year lows entering 2009, which should help hasten the return of idle blast furnace capacity as service centers begin to rebuild depleted inventories.

However, with end-demand for steel products continuing to be hampered by the global recession, a great deal of uncertainty remains. Of particular importance for Alpha’s remaining planned metallurgical coal production are the upcoming negotiations for international met coal contracts. Currently there’s no precise indication where prices will settle out for the various coking coal qualities.

At the end of December Alpha made several adjustments to its 2009 mine production plans in response to weakened market conditions. The company also plans to reduce outside coal purchases and coal produced by third-party contractors, and defer small expansion projects at several mines.

Fourth Quarter Earnings Conference Call

Alpha management will hold a conference call at 11:00 a.m. Eastern Time on Feb. 5, 2009, to discuss fourth quarter and full-year results and the company’s outlook. The call will be accessible through the Investor Relations section of Alpha’s web site and will be archived on the site for a period of two weeks. Also, a podcast of the call will be available for downloading on the company’s web site following the call. Please go to www.alphanr.com.

A telephone replay of the call will be available through Feb. 19 by calling 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 80291925.

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About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company's reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 60 mines feeding 10 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.

ANRG

Forward Looking Statements

This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; future global economic, capital market or political conditions; weather conditions or catastrophic weather-related damage; our production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on our business; our ability to successfully integrate acquired or developed operations with our existing operations and implement our business plans for these new operations, as well as our ability to successfully integrate operations we may acquire in the future and implement our restated business plans; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; timing of changes in customer coal inventories; changes in, renewal of and acquiring new long-term coal supply arrangements; inherent risks of coal mining beyond our control; environmental laws, including those directly affecting our coal mining and production, and those affecting our customers' coal usage; competition in coal markets; railroad, barge, truck and other transportation availability, performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; availability of mining and processing equipment and parts; our assumptions concerning economically recoverable coal reserve estimates; our ability to obtain or maintain any necessary permits or rights; availability of skilled employees and other employee workforce factors; regulatory and court decisions; future legislation and changes in regulations, governmental policies or taxes; unfavorable government interventions in, or nationalization of, foreign investments; changes in postretirement benefit obligations; our liquidity, results of operations and financial condition; decline in coal prices; derivative contracts not accounted for as a hedge that are marked to market; indemnification of certain obligations not being met; continued funding of the road construction business and related costs; disruption in coal supplies; restrictive covenants in our credit facility indenture governing our convertible notes; sales of additional shares of our common stock; future conversions of any of the convertible notes; provisions in our certificate of incorporation and bylaws and the indenture for our convertible notes that may discourage a takeover attempt even if doing so might be beneficial to our stockholders; certain terms of our convertible notes may adversely impact our liquidity; and the expected increase in our reported interest expense due to an accounting change for cash settled convertible debt instruments like our convertible notes. These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

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Investor / Media Contact

Ted Pile, Alpha Natural Resources:  (276) 623-2920

NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

           Reconciliation of EBITDA from Continuing Operations

EBITDA from continuing operations is a non-GAAP financial measure used by management to gauge operating performance. Alpha defines EBITDA from continuing operations as income (loss) from continuing operations plus interest expense, income tax expense, and depreciation, depletion and amortization, less tax benefit and interest income. Management presents EBITDA from continuing operations as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA from continuing operations is not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or cash flow as determined in accordance with U.S. GAAP.  Moreover, EBITDA from continuing operations is not calculated identically by all companies. A reconciliation of EBITDA from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, is provided in the accompanying tables.

FINANCIAL TABLES FOLLOW

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:
Coal revenues	$518,776	$439,277	$2,219,291	$1,647,505
Freight and handling revenues	58,957	61,903	279,853	205,086
Other revenues	16,102	9,326	54,980	33,241
Total revenues	593,835	510,506	2,554,124	1,885,832
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	437,461	370,951	1,729,281	1,371,519
Gain on sale of coal reserves	(1,490)	--	(12,936)	--
(Increase) decrease in fair value of derivative instruments, net	36,171	(6,673)	47,265	(8,925)
Freight and handling costs	58,957	61,903	279,853	205,086
Cost of other revenues	12,178	6,526	40,857	22,715
Depreciation, depletion and amortization	41,204	42,007	171,963	159,574
Mine closure/asset impairment charges	30,172	--	30,172	--
Selling, general and administrative expenses
(exclusive of depreciation and amortization shown separately above)	14,961	16,888	71,923	58,485
Total costs and expenses	629,614	491,602	2,358,378	1,808,454

Income (loss) from operations	(35,779)	18,904	195,746	77,378
Other income (expense):
Interest expense	(6,804)	(10,152)	(40,398)	(40,366)
Interest income	1,650	923	7,352	2,266
Loss on early extinguishment of debt	--	--	(14,702)	--
Gain on termination of Cliff's merger	56,315	--	56,315	--
Miscellaneous expense, net	(4,312)	(928)	(3,829)	(93)
Total other income (expense), net	46,849	(10,157)	4,738	(38,193)
Income from continuing operations before income taxes	11,070	8,747	200,484	39,185
Income tax expense	(16,209)	(2,320)	(39,139)	(9,195)
Income (loss) from continuing operations	(5,139)	6,427	161,345	29,990

Discontinued operations
Loss from discontinued operations	--	(947)	(8,273)	(3,000)
Minority interest on the loss from discontinued operations	--	24	490	179
Gain (loss) on sale of discontinued operations	(13)	--	13,622	--
Income tax (expense) benefit	959	185	(1,647)	565
Income (loss) from discontinued operations	946	(738)	4,192	(2,256)
Net income (loss)	$(4,193)	$5,689	$165,537	$27,734

Basic earnings per share:
Income (loss) from continuing operations	$(0.07)	$0.10	$2.36	$0.46
Income (loss) from discontinued operations	0.01	(0.01)	0.06	(0.03)
Net income (loss)	$(0.06)	$0.09	$2.42	$0.43

Diluted earnings per share:
Income (loss) from continuing operations	$(0.07)	$0.10	$2.30	$0.46
Income (loss) from discontinued operations	0.01	(0.01)	0.06	(0.03)
Net income (loss)	$(0.06)	$0.09	$2.36	$0.43

Weighted average shares-basic	69,591,733	64,754,519	68,453,724	64,631,507
Weighted average shares-diluted	69,591,733	65,439,793	70,259,735	65,009,430

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$676,190	$54,365
Trade accounts receivable, net	163,674	183,969
Notes and other receivables	15,074	11,141
Inventories	86,594	70,780
Prepaid expenses and other current assets	50,251	59,954
Total current assets	991,783	380,209
Property, plant, and equipment, net	550,098	640,258
Goodwill	20,547	20,547
Other intangibles, net	3,835	9,376
Deferred income taxes	107,452	97,130
Other assets	54,577	63,394
Total assets	$1,728,292	$1,210,914
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of capital lease	$232	$2,579
Note payable	18,288	18,883
Trade accounts payable	102,975	95,749
Deferred income taxes	639	9,753
Accrued expenses and other current liabilities	140,459	96,098
Total current liabilities	262,593	223,062
Long-term debt	520,625	425,451
Workers’ compensation benefit obligations	9,604	9,055
Postretirement medical benefit obligations	60,211	53,811
Asset retirement obligation	90,565	83,020
Deferred gains on sale of property interests	2,421	3,176
Other liabilities	56,596	30,930
Total liabilities	1,002,615	828,505

Minority Interest	--	1,573
Commitments and contingencies
Stockholders' equity:
Preferred stock - par value $0.01, 10,000,000 shares
authorized, none issued	--	--
Common stock - par value $0.01, 100,000,000 shares
authorized, 70,513,880 and 65,769,303 shares issued and outstanding
at December 31, 2008 and December 31, 2007, respectively	705	658
Additional paid-in capital	414,410	227,336
Accumulated other comprehensive loss	(30,107)	(22,290)
Retained earnings	340,669	175,132
Total stockholders' equity	725,677	380,836
Total liabilities and stockholders' equity	$1,728,292	$1,210,914

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Twelve Months Ended
	December 31,
	2008	2007

Operating activities:
Net income	$165,537	$27,734
Adjustments to reconcile net income
to net cash provided by operating
activities:
Depreciation, depletion and amortization	172,570	159,579
Loss on early extinguishment of debt	14,702	--
Amortization of debt issuance costs	11,904	2,318
Accretion of asset retirement obligation	7,499	6,845
Share-based compensation	17,871	9,681
Amortization of deferred gains on sales
of property interests	(679)	(891)
Gain on sale of discontinued operations	(13,622)	-
Gain on sale of fixed assets and investments	(2,474)	(2,219)
Gain on sale of coal reserves	(12,936)	--
Mine closure costs/asset impairment charges	34,706	--
Minority interest	(490)	(179)
Change in fair value of derivative instruments	47,265	(8,927)
Deferred income tax benefit	(16,802)	1,032
Other	2,042	3.637
Changes in operating assets and liabilities	30,950	27,131
Net cash provided by
operating activities	$458,043	$225,741

Investing activities:
Capital expenditures	$(137,751)	$(126,381)
Proceeds from disposition of property, plant,
and equipment	16,649	6,101
Investment in and advances to investee	(199)	(403)
Proceeds from sale of investment in coal terminal	1,500	--
Proceeds from sale of discontinued operations	45,000	--
Investment in Dominion Terminal Facility	(2,824)	--
Purchase of acquired companies	--	(43,908)
Other	--	(612)
Net cash used in investing activities	$(77,625)	$(165,203)

Financing activities:
Repayments of note payable	$(595)	$(20,941)
Proceeds from issuance of convertible debt	287,500	--
Repayments on long-term debt	(193,973)	(15,580)
Proceeds from issuance of long-term debt	--	18,900
Proceeds from issuance of common stock, net	164,666	--
Debt issuance costs	(10,861)	--
Premium payment on early extinguishment of debt	(10,736)	--
Decrease in bank overdraft	(160)	(23,654)
Tax benefit from share-based compensation	1,980	--
Payments of sponsor distributions related to internal restructuring	--	(2,126)
Proceeds from exercise of stock options	3,586	3,972
Net cash provided by (used in)
financing activities	$241,407	$(39,429)
Net increase in cash
and cash equivalents	$621,825	$21,109
Cash and cash equivalents at beginning of period	54,365	33,256
Cash and cash equivalents at end of period	$676,190	$54,365

The following table reconciles EBITDA from continuing operations to income (loss) from continuing operations, the most directly comparable GAAP measure:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands)

Income (loss) from continuing operations	$(5,139)	$6,427	$161,345	$29,990
Interest expense	6,804	10,152	40,398	40,366
Interest income	(1,650)	(923)	(7,352)	(2,266)
Income tax expense	16,209	2,320	39,139	9,195
Depreciation, depletion and amortization	41,204	42,007	171,963	159,574
EBITDA from continuing operations	$57,428	$59,983	$405,493	$236,859